Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Erik T. Hoover, General

Counsel and Corporate Secretary, or any Assistant

Secretary, or their respective successors in office,

to sign and file on my behalf SEC Forms 3, 4 and

5 or any other SEC forms relating to changes in

beneficial ownership of securities of DuPont de

Nemours, Inc. (the Company).  This authorization

shall remain in effect as long as I am an executive

officer of the Company unless it is earlier

specifically revoked by me.

      Very truly yours,

      /s/ Jon D. Kemp

      Jon D. Kemp

       President,

      E and I

      July 19, 2019